Exhibit 4.18

Date 3 September 2010

STAR BULK CARRIERS CORP.
as Borrower

- and -

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

- and -

COMMERZBANK AG
as Agent and as Security Trustee

- and -

COMMERZBANK AG
as Swap Bank

______________________________

LOAN AGREEMENT
_______________________________

relating to a term loan facility of up to US$26,000,000
to finance part of the purchase price of a Capesize bulk carrier named "NORD-KRAFT" (tbr "STAR AURORA")

WATSON FARLEY & WILLIAMS
Piraeus

INDEX

Clause		Page
1	INTERPRETATION	1
2	FACILITY	18
3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS	18
4	DRAWDOWN	19
5	INTEREST	20
6	INTEREST PERIODS	21
7	DEFAULT INTEREST	22
8	REPAYMENT AND PREPAYMENT	23
9	CONDITIONS PRECEDENT	25
10	REPRESENTATIONS AND WARRANTIES	26
11	GENERAL UNDERTAKINGS	28
12	CORPORATE UNDERTAKINGS	32
13	INSURANCE	33
14	SHIP COVENANTS	38
15	SECURITY COVER	42
16	PAYMENTS AND CALCULATIONS	43
17	APPLICATION OF RECEIPTS	45
18	APPLICATION OF EARNINGS	46
19	EVENTS OF DEFAULT	47
20	FEES AND EXPENSES	51
21	INDEMNITIES	52
22	NO SET-OFF OR TAX DEDUCTION	54
23	ILLEGALITY, ETC	54
24	INCREASED COSTS	55
25	SET-OFF	56
26	TRANSFERS AND CHANGES IN LENDING OFFICES	57
27	VARIATIONS AND WAIVERS	59
28	NOTICES	60
29	SUPPLEMENTAL	62
30	LAW AND JURISDICTION	63

THIS LOAN AGREEMENT is made on 3 September 2010

BETWEEN:

(1)
STAR BULK CARRIERS CORP., a corporation incorporated in the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 as Borrower;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	COMMERZBANK AG acting through its office at DomstraBe 18, 20095 Hamburg Germany, as Agent;

(4)	COMMERZBANK AG acting through its office at DomstraBe 18, 20095 Hamburg Germany, as Security Trustee; and

(5)	COMMERZBANK AG acting through its office at Kaiserstrasse 16, 60621 Frankfurt am Main, Germany, as Swap Bank.

WHEREAS:

(A)
The Lenders have agreed to make available to the Borrower a term loan facility in an amount of up to the lesser of (a) $26,000,000 and (b) 60 per cent. of the Initial Market Value of "AURORA" which shall be made available to Borrower and on lent to Star A for the purpose of financing part of the acquisition cost of that Ship.

(B)
The Swap Bank has agreed to enter into interest rate swap transactions with the Borrower from time to time to hedge, at the Borrower's request, the Borrower's exposure under this Agreement to interest rate fluctuations.

(C)	The Lenders and the Swap Bank have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5 in this Agreement:

"Additional Ships" means, together, "STAR DELTA", "STAR GAMMA", "STAR EPSILON", "STAR ZETA" and "STAR THETA" and, in the singular, means any of them;

"Additional Owners" means, together, Star D, Star E, Star G, Star T and Star Z and, in the singular, means any of them;

"Additional Finance Documents" means, together,

(a)	the Guarantees;

(b)	the Shares Pledges;

(c)	the Mortgages;

(d)	the General Assignments;

(e)	the Charter Assignments;

(f)	the Master Agreement Assignments;

(g)	the Manager's Undertakings; and

(h)	the Intercreditor Deed,

in respect of the Additional Owners and/or the Additional Ships and, in the singular, means any of them;

"Affected Lender" has the meaning given in Clause 5.5;

"Agency and Trust Deed" means the agency and trust deed executed or to be executed between the Borrower, the Lenders, the Agent, the Swap Bank and the Security Trustee in such form as the Lenders may approve or require;

"Agent" means Commerzbank AG and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;

"Approved Flag" means the Marshall Islands flag or such other flag as the Agent may, acting upon the instructions of the Majority Lenders, approve as the flag on which a Ship is or, as the case may be, shall be registered;

"Approved Flag State" means the Republic of Marshall Islands, or any other country in which the Agent, may, acting upon the instructions of the Majority Lenders, approve that a Ship is or, as the case may be, shall be registered;

"Approved Manager" means:

(a)
in relation to the commercial management of each Ship, Star Bulk Management Inc., a corporation incorporated in the Republic of Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960 and

(b)	in relation to the technical management of each Ship, Star Bulk S.A., a corporation incorporated in Liberia having its registered office at 80 Broad Street, Monrovia, Liberia,

or any other company which the Agent may, with the authorisation of the Majority Lenders, approve from time to time as the commercial and/or technical manager of a Ship and, in the plural, means both of them;

"AURORA" means the 2000-built Capesize bulk carrier of 171,199 metric tons deadweight currently registered in the ownership of the Seller under the Danish flag with the name "NORD-KRAFT" to be acquired by Star A pursuant to the MOA and registered in its ownership under an Approved Flag with the name "STAR AURORA";

"Availability Period" means, in relation to the Loan, the period commencing on the date of this Agreement and ending on:

(a)	31 December 2010 (or such later date as the Agent may, with the authorisation of all the Lenders, agree with the Borrower); or

(b)	if earlier, the date on which the Total Commitments are fully borrowed, cancelled or terminated;

"Balloon Instalment" has the meaning given to it in Clause 8.1;

"Book Equity" means, at any relevant time, the aggregate of the amounts paid-up or credited as paid-upon of the issued capital stock of the Borrower and the other members of the Group and any additional paid-in capital of the Borrower and the other members of the Group and the amount of consolidated capital and revenue reserves of the Borrower and the other members of the Group (including any share premium account, capital redemption reserve fund, revaluation reserve and any credit balance on any retained earnings account(s) of any member of the Group) and other stockholders' equity determined in accordance with GAAP all as shown by the latest consolidated accounts of the Group delivered under this Agreement but after:

(i)	deducting any debit balance on such retained earnings account(s);

(j)	deducting any amount shown in such combined balance sheet in respect of goodwill (including goodwill arising on consolidation) and other intangible assets;

(k)
excluding any amounts set aside for taxation as at the date of such balance sheet and making such adjustments as may be appropriate in respect of any significant additional taxation expected to result from transactions carried out by any member of the Group after such date and not reflected in that balance sheet;

"Borrower" means Star Bulk Carriers Corp., a corporation incorporated in the Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH 96960;

"Business Day" means a day on which banks are open in London, Hamburg, Athens and Piraeus and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Cash Collateral Account" has the meaning given to it in clause 1.2 of the Existing Loan Agreement;

"Charterparty" means, in relation to a Ship, the Initial Charterparty or the Future Charterparty and, in the plural, means all of them;

"Charterparty Assignment" means:

(a)           in relation to "AURORA", the first priority; and

(b)           in relation to each Additional Ship, the second priority,

assignment of the rights of the Owner of that Ship under each Initial Charterparty or, as the case may be, any Future Charterparty executed or, as the context may require, to be executed by the relevant Owner in favour of the Security Trustee, in each case, in such form as the Lenders may approve or require and, in the plural, means all of them;

"Commitment" means, in relation to a Lender, the amount set opposite its name in the third column of Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments" means the aggregate of the Commitments of all the Lenders);

"Compliance Certificate" means a certificate in the form set out in Schedule 7 (or in any other form which the Agent, acting with the authorisation of all the Lenders, approves or requires);

"Contract Price" means $42,500,000 being the purchase price for "AURORA" payable by Star A to the Seller pursuant to the MOA;

"Contractual Currency" has the meaning given in Clause 21.5;

"Confirmation" and "Early Termination Date" in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

"Contribution" means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Creditor Party" means the Agent, the Security Trustee, the Swap Bank or any Lender, whether as at the date of this Agreement or at any later time;

"Defaulting Party" has the meaning given to in the Master Agreement;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrower pursuant to the Master Agreement with the Swap Bank; and

(b)
its purpose is the hedging of the Borrower's exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the final Repayment Date;

"Dollars" and "$" means the lawful currency for the time being of the United States of America;

"Drawdown Date" means the date requested by the Borrower for the Loan to be advanced, or (as the context requires) the date on which the Loan is actually advanced;

"Drawdown Notice" means a notice in the form set out in Schedule 3 (or in any other form which the Agent approves or reasonably requires);

"Earnings" means, in relation to each Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner thereof or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)           all freight, hire and passage moneys, compensation payable to the relevant Owner or the Security Trustee in the event of requisition of that Ship for hire, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Ship;

(b)	all moneys which are at any time payable under Insurances in respect of loss of earnings; and

(c)
if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a) or (b) above are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

"Earnings Account" means, in relation to each Ship, an account in the name of the Owner of that Ship with the Agent designated "[name of Owner] - Earnings Account", or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account for that Ship for the purposes of this Agreement and, in the plural, means all of them;

"Earnings Account Pledge" means, in relation to each Earnings Account, a deed of pledge creating security in respect of that Earnings Account in such form as the Lenders may approve or require and in the plural means all of them;

"Environmental Claim" means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

(c)
and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident" means, in relation to each Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or that Ship or the Owner thereof and/or any operator or manager is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually or potentially liable to be arrested and/or where the Owner thereof and/or any operator or manager of that Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law" means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material" means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default" means any of the events or circumstances described in Clause 19.1;

"Existing Loan" means means the principal amount for the time being outstanding under the Existing Loan Agreement;

"Existing Loan Agreement" means the loan agreement dated 27 December 2007 (as amended and supplemented by a supplemental agreement dated 10 June 2009 and a supplemental agreement dated 27 January 2010) made between (i) the Borrower as borrower, (ii) the banks and financial institutions listed in Schedule I thereto as lenders (the "Existing Lenders") and (iii) Commerzbank AG as agent and security trustee pursuant to which the Existing Lenders made available to the Borrower a loan facility of (originally) $120,000,000;

"Finance Documents" means:

(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Agency and Trust Deed;

(d)	the Guarantees;

(e)	the Mortgages;

(f)	the General Assignments;

(g)	the Earnings Account Pledges;

(h)	the Master Agreement Assignment;

(i)	the Charierpariy Assignments;

(j)	the Shares Pledges;

(k)	the Shares Pledge Option Agreement;

(l)	the Management Agreement Assignments;

(m)	the Manager's Undertakings;

(n)	the Intercreditor Deed; and

(o)
any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower, any Security Party or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders under this Agreement or any of the documents referred to in this definition;

"Financial Indebtedness" means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

"Financial Year" means, in relation to the Borrower, each Owner and the Group, each period of 1 year commencing on 1 January in respect of which its consolidated accounts are or ought to be prepared;

"Fleet Vessels" means, together, all of the vessels (including, but not limited to, the Ships) from time to time owned by members of the Group;

"Future Charterparty" means, in relation to each Ship, any time charterparty, consecutive voyage charter or contract of affreightment in respect of such Ship (other than any Initial Charterparty) of a duration (or capable of being or exceeding a duration) of 12 months or more and any guarantee of such charter or other contract of employment in respect of such Ship to be entered into by the Owner of such Ship and a charterer approved by the Agent in form and substance satisfactory to the Agent (in each case, acting upon the instructions of the Majority Lenders);

"GAAP" means generally accepted accounting principles as from time to time in effect in the United States of America;

"General Assignment" means:

(a)	in relation to "AURORA", the first priority; and

(b)	in relation to each Additional Ship, the second priority,

general assignment of the Earnings, the Insurances and any Requisition Compensation of that Ship in such form as the Lenders may approve or require and, in plural means all of them;

"Group" means the Borrower and its subsidiaries (whether direct or indirect and including, but not limited to, the Owners) from time to time during the Security Period and "member of the Group" shall be construed accordingly;

"Guarantee" means, in relation to each Owner, the guarantee executed or to be executed by that Owner in favour of the Security Trustee guaranteeing the obligations of the Borrower under this Agreement and the other Finance Documents in such form as the Lenders shall approve or require and, in the plural, means all of them;

"IACS" means the International Association of Classification Societies;

Charterparty" means, in relation to each Ship, the time charterparty in relation to that Ship as more particularly described in Schedule 2 to be in form and substance satisfactory to the Agent (acting upon the instructions of the Majority Lenders) and, in the plural, means all of them;

"Initial Market Value" means, in relation to "AURORA", the market value thereof calculated in accordance with paragraph 6 of Schedule 4, Part B;

"Insurances" means, in relation to each Ship:

(a)
all policies and contracts of insurance, including entries of that Ship in any protection and indemnity or war risks association, which are effected in respect of the Ship, her Earnings or otherwise in relation to her; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium;

"Intercreditor Deed" means the deed entered or to be entered between (i) the Borrower, (ii) Star A, (iii) the Security Trustee as first mortgagee and (iv) the security trustee (the "Existing Security Trustee") appointed by the Existing Lenders in respect of the Existing Loan Agreement, as second mortgagee, coordinating the rights of the Security Trustee and the Existing Security Trustee in connection with Star A and "AURORA" in such form as the Lenders may approve or require;

"Interest Period" means a period determined in accordance with Clause 5;

"ISM Code" means, in relation to its application to each Owner, its Ship and its operation:

(a)
'The International Management Code for the Safe Operation of Ships and for Pollution Prevention', currently known or referred to as the 'ISM Code', adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the 'Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations' produced by the International Maritime Organisations pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

"ISM Code Documentation" includes, in relation to each Ship:

(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Agent may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Ship's or the compliance of its Owner with the ISM Code which the Agent may require;

"ISM SMS" means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained under the ISM Code;

"ISPS Code" means the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation ("IMO") now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) and the mandatory ISPS Code as adopted by a Diplomatic Conference of the IMO on Maritime Security in December 2002 and includes any amendments or extensions to it and any regulation issued pursuant to it but shall only apply insofar as it is applicable law in the relevant Ship's flag state and any jurisdiction on which such Ship is operated;

"ISPS Code Documentation" includes:

(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to each Ship within the period specified in the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Agent may require;

"ISSC" means a valid and current International Ship Security Certificate issued under the ISPS Code;

"Lender" means, subject to Clause 26.6:

(a)
a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Borrower under Clause 26.14) unless it has delivered a Transfer Certificate or Certificates covering the entire amounts of its Commitment and its Contribution; and

(b)	the holder for the time being of a Transfer Certificate;

"LIBOR" means, for an Interest Period:

(a)
the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on REUTERS BBA Page LIBOR 01 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, "REUTERS BBA Page LIBOR 01" means the display designated as "REUTERS BBA Page LIBOR 01" on the Reuters Money News Services or such other page as may replace REUTERS BBA Page LIBOR 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers' Association for the purpose of displaying British Bankers' Association Interest Settlement Rates for Dollars); or

(b)
if no rate is quoted on REUTERS BBA Page LIBOR 01, the rate per annum determined by the Agent to be the arithmetic mean of the rates per annum notified to the Agent by each Lender to be the rate per annum at which deposits in Dollars are offered to that Lender by leading banks in the London Interbank Market at that Lender's request of or about 11.00 a.m. (London time) on the Quotation Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

"Liquid Funds" means, in respect of the relevant period, the aggregate of

(a)	cash in hand or held with banks or other financial institutions of at least investment grade rating which is free of any Security Interest; and

(b)	any undrawn amounts under loan or credit facilities which are freely available by an investment grade financial institution;

"Loan" means the principal amount for the time being outstanding under this Agreement;

"Major Casualty" means, in relation to each Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $250,000 or the equivalent in any other currency;

"Majority Lenders" means:

(a)	before the Loan has been advanced, Lenders whose Commitments total at least 66 2/3 per cent. of the Total Commitments; and

(b)	after the Loan has been advanced, Lenders whose Contributions total 66 2/3 per cent. of the Loan;

"Manager's Undertaking" means, in relation to each Ship, a letter of undertaking executed or to be executed by each Approved Manager in favour of the Security Trustee in such form as the Lenders may approve or require agreeing certain matters in relation to the commercial or, as the case may be, technical management of that Ship and subordinating the rights of that Approved Manager against the Ship and the Owner thereof to the rights of the Creditor Parties under (inter alia) the Finance Documents and, in the plural, means all of them;

"Management Agreement" means, in relation to each Ship, an agreement made or to be made between the Owner of that Ship and each Approved Manager in respect of the commercial and/or technical management of the Ship to be in form and substance in every respect satisfactory to the Agent (acting upon the instructions of the Majority Lenders) and, in the plural, means all of them;

"Management Agreement Assignment" means, in relation to each Management Agreement, the first priority assignment of the rights and interests of the relevant Owner under that Management Agreement in such form as the Lenders may approve or require and, in the plural, means all of them;

"Margin" means 2.60 per cent, per annum;

"Market Value" means, in relation to each Ship and each Fleet Vessel, the market value thereof calculated in accordance with Clause 15.4;

"Market Value Adjusted Equity" means, at any relevant time the Book Equity after:

(a)
deducting (so far as not otherwise excluded as attributable to minority interests) a sum equal to the aggregate of the amount by which the book value of any Fleet Vessels on a consolidated basis exceeds the Market Value of such Fleet Vessels; or

(b)
adding (so far as not otherwise excluded as attributable to minority interests) a sum equal to the amount by which the Market Value of the Fleet Vessels determined in accordance with Clause 15.4 exceeds the book value of such Fleet Vessels;

"Market Value Adjusted Equity Ratio" means the Market Value Adjusted Equity expressed as a percentage of the Total Assets;

"Master Agreement" means the master agreement (on the 1992 or, at the option of the Lenders, 2002 ISDA (Multicurrency-Crossborder) form) entered or, as the context may require, to be entered into between the Borrower and the Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

"Master Agreement Assignment" means the assignment of the Master Agreement executed or, as the context may require, to be executed by the Borrower in favour of the Security Trustee in such form as the Lenders may approve or require;

"Minimum Amount" has the meaning given to it in clause 12.8 of the Existing Loan Agreement;

"MOA" means the memorandum of agreement dated 18 February 2010 entered into between the Seller and Star A in respect of the sale and purchase of "AURORA";

"Mortgage" means:

(a)	in relation to each Additional Ship, a second; and

(b)	in relation to "AURORA", first,

in each case priority or, as the case may be, preferred; mortgage on such Ship under the relevant Approved Flag, each in such form as the Lenders may approve or require and, in plural, means all of them;

"Mortgaged Ship" means a Ship which is subject to a Mortgage at any relevant time and, in the plural, means all of them;

"Negotiation Period" has the meaning given in Clause 5.8;

"Notifying Lender" has the meaning given in Clause 23.1 or 24.1 as the context requires;

"Owner" means in relation to:

(a)	"AURORA", Star A;

(b)	"STAR DELTA", Star D;

(c)	"STAR EPSILON", Star E;

(d)	"STAR GAMMA", Star G;

(e)	"STAR THETA", Star T; and

(f)	"STAR ZETA", Star Z,

and in the plural, means all of them;

"Payment Currency" has the meaning given in Clause 21.5;

"Permitted Security Interests" means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(f)
any Security Interest created in favour of a plaintiff or defendant in any action of the court or tribunal before whom such action is brought as security for costs and expenses where the relevant Owner is prosecuting or defending such action in good faith by appropriate steps; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment other than taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Jurisdiction", in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;

"Potential Event of Default" means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Quotation Date" means, in relation to any Interest Period (or any other period) for which an interest rate is to be determined under any provision of a Finance Document) the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

"Relevant Person" has the meaning given in Clause 19.9;

"Repayment Date" means a date on which a repayment is required to be made under Clause 8;

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Secured Liabilities" means all liabilities which the Borrower, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or by virtue of the Finance Documents or any judgment relating to the Finance Documents; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Interest" means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of the plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party" means each Owner, each Approved Manager and any other person (except a Creditor Party or a party which is not a member of the Group or is not controlled (either directly or indirectly) by the Borrower) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the final paragraph of the definition of "Finance Documents";

"Security Period" means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrower, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by the Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither the Borrower nor any Security Party has any future or contingent liability under Clause 20, 21 or 22 below or any other provision of this Agreement or another Finance Document; and

(d)
the Agent, the Security Trustee and the Majority Lenders do not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of the Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee" means Commerzbank AG and any of its successors including, without limitation, any successor appointed under clause 5 of the Agency and Trust Deed;

"Seller" means Dampskibsselskabet NORDEN A/S, a company incorporated and existing in Denmark at 52 Strandvejen, DK-2900 Hellerup, Denmark;

"Shares Pledge" means, in relation to each Owner (other than Star A), a second priority pledge of the shares in that Owner executed or, as the context may require, to be executed by the Borrower, as shareholder, in favour of the Security Trustee, each to be in such form as the Lenders may approve or require and, in the plural, means all of them;

"Shares Pledge Option Agreement" means an agreement to create a pledge of all the shares in Star A at the option of the Lender, executed or, as the context may require, to be executed by the Borrower, as shareholder, in such form as the Lender may approve or require;

"Ships" means, together, "AURORA" and the Additional Ships and, in the singular, means any of them;

"Star A" means Star Aurora LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"Star D" means Star Delta LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR DELTA" means the 2000-built Supramax bulk carrier of 52,434 metric deadweight tons registered in the ownership of Star D under the Marshall Islands flag with the name "STAR DELTA";

"Star E" means Star Epsilon LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR EPSILON" means the 2001-built Supramax bulk carrier of 52,434 deadweight tons registered in the name of Star E under the Marshall Islands flag with the name "STAR EPSILON";

"Star G" means Star Gamma LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR GAMMA" means the 2002-built Supramax bulk carrier of 52,500 metric deadweight tons registered in the ownership of Star 0 under the Marshall Islands flag with the name "STAR GAMMA";

"Star T" means Star Theta LLC, a limited liability company formed in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR THETA" means the 2003-built Supramax bulk carrier of 52,500 metric deadweight tons registered in the ownership of Star T under the Marshall Islands flag with the name "STAR THETA";

"Star Z" means Star Zeta LLC, a limited liability company formed in the Republic of Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, The Marshall Islands MH96960;

"STAR ZETA" means the 2003-built Supramax bulk carrier of 52,994 metric deadweight tons registered in the ownership of Star Z under the Marshall Islands flag with the name "STAR ZETA";

"Swap Bank" means Commerzbank AG acting through its office at Kaiserstrasse 16, 60621 Frankfurt Am Main, Germany;

"Swap Exposure" means, as at any relevant date, the amount certified by the Swap Bank to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrower to the Swap Bank under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrower and the Swap Bank with the Borrower being the Defaulting Party;

"Total Assets" means, at any relevant time, the aggregate of (i) the aggregate Market Value of the Fleet Vessels, (ii) the value on a consolidated basis of all other tangible fixed assets of the Group (less depreciation computed in accordance with GAAP and (iii) the aggregate amount of cash and cash equivalents and receivables due to any member of the Group by a person who is not a member of the Group, including any Liquid Funds;

"Total Loss" means in relation to each Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)
any expropriation, confiscation, requisition or acquisition of that Ship, whether for full consideration, a consideration less than her proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority, excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension;

(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal;

(d)	any arrest, capture, seizure or detention of that Ship (including any hijacking or theft) unless she is within 30 days redelivered to the full control the relevant Owner;

"Total Loss Date" means:

(a)	in the case of an actual loss of a Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of a Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the relevant Owner, with that Ship's insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transaction" has the meaning given in the Master Agreement;

"Transfer Certificate" has the meaning given in Clause 26.2; and

"Trust Property" has the meaning given in clause 3.1 of the Agency and Trust Deed.

1.2	Construction of certain terms. In this Agreement:

"approved" means, for the purposes of Clause 13, approved in writing by the Agent;

"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company" includes any partnership, joint venture and unincorporated association;

"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document" includes a deed; also a letter, fax or telex;

"excess risks" means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of any Ship in consequence of her insured value being less than the value at which that Ship is assessed for the purpose of such claims;

"expense" means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law" includes any form of delegated legislation, any order or decree, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months" shall be construed in accordance with Clause 1.3;

"obligatory insurances" means all insurances effected, or which the Borrower is obliged to effect, under Clause 13 below or any other provision of this Agreement or another Finance Document;

"parent company" has the meaning given in Clause 1.4;

"person" includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation therein of clause 1 of the Institute Time Clauses (Hulls)(1/10/83) or clause 8 of the Institute Time Clauses (Hulls) (1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation" includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

"subsidiary" has the meaning given in Clause 1.4;

"successor" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Finance Document (or any interest in those rights) or who, as administrator, liquidator or or otherwise, is entitled to exercise those rights; and in particular references to a successor include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

"tax" includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" means the risks according to Institute War and Strike Clauses (Hull Time) (1/10/83) or (1/11/95), or equivalent conditions, including, but not limited to risk of mines, blocking and trapping, missing vessel, confiscation, vandalism, sabotage and malicious mischief and all risks excluded from the standard form of English or other marine policy.

1.3
Meaning of "month". A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary". A company (S) is a subsidiary of another company (P) if;

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attached to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P;

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation.

(a)	In this Agreement:

(i)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(ii)	references to, or to a provision of, any law include any amendment, extension, reenactment or replacement, whether made before the date of this Agreement or otherwise; and

(iii)	words denoting the singular number shall include the plural and vice versa.

(b)	Clauses 1.1 to 1.4 and paragraph (a) of this Clause 1.5 apply unless the contrary intention appears.

(c)
References in Clause 1.1 to a document being in a particular form include references to that form with any modifications to that form which the Agent (with the authorisation of the Majority Lenders in the case of substantial modifications) approves or reasonably requires.

(d)	The clause headings shall not affect the interpretation of this Agreement.

2	FACILITY

2.1
Amount of facility. Subject to the other provisions of this Agreement, the Lenders shall make available to the Borrower a term loan facility not exceeding the lesser of (a) $26,000,000 and (b) an amount equal to 60 per cent. of the Initial Market Value of "AURORA" in a single advance.

2.2
Lenders' participations in Loan. Subject to the other provisions of this Agreement, each Lender shall participate in the Loan in the proportion which, as at the Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Loan. The Borrower undertakes with each Creditor Party to use the Loan only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS, THE SWAP BANK AND THE MAJORITY LENDERS

3.1
Interests of Lenders and Swap Bank several. The rights of the Lenders and the Swap Bank under this Agreement and the Master Agreement are several; accordingly (a) each Lender shall be entitled to sue for any amount which has become due and payable by the Borrower to it under this Agreement and (b) the Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrower to it under the Master Agreement without joining the Agent, the Security Trustee or any other Lender or the Swap Bank as additional parties in the proceedings.

3.2	Proceedings by individual Lender or Swap Bank. However, without the prior consent of the Majority Lenders, neither a Lender nor a Swap Bank may bring proceedings in respect of:

(a)	any other liability or obligation of the Borrower or a Security Party under or connected with a Finance Document or the Master Agreement; or

(b)	any misrepresentation or breach of warranty by the Borrower or a Security Party in or connected with a Finance Document or the Master Agreement.

3.3
Obligations several. The obligations of the Lenders under this Agreement and of the Swap Bank under the Master Agreement are several; and a failure of a Lender to perform its obligations under this Agreement or of the Swap Bank to perform its obligations under the Master Agreement shall not result in:

(a)	the obligations of the other Lenders being increased; nor

(b)	the Borrower, any Security Party or any other Creditor Party being discharged (in whole or in part) from its obligations under any Finance Document;

and in no circumstances shall a Lender have any responsibility for a failure of another Lender or the Swap Bank to perform its obligations under this Agreement and the Master Agreement.

3.4	Parties bound by certain actions of Majority Lenders. Every Lender, the Swap Bank, the Borrower and each Security Party shall be bound by:

(a)	any determination made, or action taken, by the Majority Lenders under any provision of a Finance Document;

(b)	any instruction or authorisation given by the Majority Lenders to the Agent or the Security Trustee under or in connection with any Finance Document; and

(c)	any action taken (or in good faith purportedly taken) by the Agent or the Security Trustee in accordance with such an instruction or authorisation.

3.5	Reliance on action of Agent. However, the Borrower and each Security Party:

(a)
shall be entitled to assume that the Majority Lenders have duly given any instruction or authorisation which, under any provision of a Finance Document, is required in relation to any action which the Agent has taken or is about to take; and

(b)	shall not be entitled to require any evidence that such an instruction or authorisation has been given.

3.6	Construction. In Clauses 3.4 and 3.5 references to action taken include (without limitation) the granting of any waiver or consent, an approval of any document and an agreement to any matter.

4	DRAWDOWN

4.1
Request for the Loan to be advanced. Subject to the following conditions, the Borrower may request the Loan to be advanced by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (Hamburg time) 3 Business Days prior to the intended Drawdown Date.

4.2	Availability. The conditions referred to in Clause 4.1 are that:

(a)	the Drawdown Date has to be a Business Day during the Availability Period; and

(b)	the amount of the Loan shall not exceed the lesser of (i) $26,000,000 and (ii) 60 per cent. of the Initial Market Value of "AURORA,

Provided always that the aggregate principal amount of the Loan shall not exceed $26,000,000.

4.3	Notification to Lenders of receipt of Drawdown Notice. The Agent shall promptly notify the Lenders that it has received the Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Loan and the Drawdown Date;

(b)	the amount of that Lender's participation in the Loan; and

(c)	the duration of the first Interest Period applicable to the Loan.

4.4
Drawdown Notice irrevocable. The Drawdown Notice must be signed by an authorized signatory or a director of the Borrower; and once served, it cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5
Lenders to make available Contributions. Subject to the provisions of this Agreement, each Lender shall, on and with value on the Drawdown Date, make available to the Agent for the account of the Borrower the amount due from that Lender on the Drawdown Date under Clause 2.2.

4.6
Disbursement of Loan. Subject to the provisions of this Agreement, the Agent shall on the Drawdown Date pay to the Borrower the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrower shall be made:

(a)	to the account which the Borrower specifies in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7
Disbursement of Loan to third party. The payment by the Agent under Clause 4.6 to the Seller shall constitute the advance of the Loan and the Borrower shall thereupon become indebted, as principal and direct obligor, to each Lender in an amount equal to that Lender's Contribution.

5	INTEREST

5.1
Payment of normal interest. Subject to the provisions of this Agreement, interest on the Loan and each part thereof in respect of each Interest Period shall be paid by the Borrower on the last day of that Interest Period.

5.2
Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on the Loan and each part thereof in respect of an Interest Period shall be the aggregate of (i) the Margin and (ii) LIBOR.

5.3
Payment of accrued interest. In the case of an Interest Period longer than 6 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest. The Agent shall notify the Borrower and each Lender of:

(a)	each rate of interest; and

(b)	the duration of each Interest Period;

in each case as soon as reasonably practicable after each is determined.

5.5
Market disruption. The following provisions of this Clause 5 apply if at least one Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.6	Notification of market disruption. The Agent shall promptly notify the Borrower and each of the Lenders stating the circumstances falling within Clause 5.5 which have caused its notice to be given.

5.7	Suspension of drawdown. If the Agent's notice under Clause 5.6 is served before the Loan is advanced:

(a)	in a case falling within paragraph (a) of Clause 5.5, the Lenders' obligations to advance the Loan;

(b)	in a case falling within paragraph (b) of Clause 5.5, the Affected Lender's obligation to participate in the Loan;

shall be suspended while the circumstances referred to in the Agent's notice continue.

5.8
Negotiation of alternative rate of interest. If the Agent's notice under Clause 5.6 is served after the Loan is advanced, the Borrower, the Agent and the Lenders or (as the case may be) the Affected Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.6 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution to the Loan during the Interest Period concerned.

5.9
Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.10
Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution to the Loan plus the Margin; and the procedure provided for by this Clause 5.10 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.11
Notice of prepayment. If the Borrower does not agree with an interest rate set by the Agent under Clause 5.10, the Borrower may give the Agent not less than 15 Business Days' notice of its intention to prepay the Loan at the end of the interest period set by the Agent.

5.12
Prepayment; termination of Commitments. A notice under Clause 5.11 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrower shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin.

5.13	Application of prepayment. The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods. The first Interest Period shall commence on the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods. Subject to Clause 6.3, each Interest Period shall be:

(a)	3, 6, 9 or 12 months as notified by the Borrower to the Agent not later than 11.00 a.m. (Hamburg time) 3 Business Days before the commencement of the Interest Period;

(b)	3 months, if the Borrower fails to notify the Agent by the time specified in paragraph (a) above; or

(c)	such other period as the Agent may, with the Majority Lenders' authority, agree with the Borrower.

6.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 8 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

6.4
Non-availability of matching deposits for Interest Period selected. If, after the Borrower has selected an Interest Period longer than 6 months, any Lender notifies the Agent by 11.00 a.m. (Hamburg time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 6 months.

7	DEFAULT INTEREST

7.1
Payment of default interest on overdue amounts. The Borrower shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrower under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2
Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at paragraphs (a) and (b) of Clause 7.3; or

(b)	in the case of any other overdue amount, the rate set out at paragraph (b) of Clause 7.3.

7.3	Calculation of default rate of interest. The rates referred to in Clause 72 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period);

(b)	the Margin plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent determines that Dollar deposits for any such period are not being made available to a Lender or (as the case may be) Lenders by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Agent from such other sources as the Agent may from time to time determine.

7.4
Notification of interest periods and default rates. The Agent shall promptly notify the Lenders and the Borrower of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrower is liable to pay such interest only with effect from the date of the Agent's notification.

7.5
Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7.7
Application to Master Agreement. For the avoidance of doubt, this Clause 7 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

8	REPAYMENT AND PREPAYMENT

8.1
Repayment. The Borrower shall repay the Loan by (i) 24 consecutive 3-monthly instalments, each in the amount of $950,000 and (ii) a balloon payment of $3,200,000 (the "Balloon Instalment") payable together with the twenty fourth and final instalment Provided that if the amount of the Loan drawndown is less than $26,000,000, each repayment instalment (including the Balloon Instalment) shall be reduced pro rata by an amount equal to such undrawn amount.

8.2
Repayment Dates. The first repayment instalment shall be repaid on the date falling 3 months after the Drawdown Date, each subsequent repayment instalment shall be repaid at 3-monthly intervals thereafter and the last instalment shall be repaid together with the Balloon Instalment, on the earlier of (i) the date falling on the sixth anniversary of the Drawdown Date and (ii) 31 December 2016.

8.3
Final Repayment Date. On the final Repayment Date, the Borrower shall additionally pay to the Agent for the account of the Creditor Parties all other sums then accrued or owing under any Finance Document.

8.4	Voluntary prepayment. Subject to the following conditions, the Borrower may prepay the whole or any part of the Loan on the last day of an Interest Period in respect thereof.

8.5	Conditions for voluntary prepayment. The conditions referred to in Clause 8.4 are that:

(a)	a partial prepayment shall be $250,000 or a multiple of $250,000;

(b)
the Agent has received from the Borrower at least 10 days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made (such date shall be the last day of an Interest Period); and

(c)
the Borrower has provided evidence satisfactory to the Agent that any consent required by the Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects the Borrower or any Security Party has been complied with.

8.6
Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authority of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrower on the date for prepayment specified in the prepayment notice.

8.7
Notification of notice of prepayment. The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrower under Clause 8.5(c).

8.8	Mandatory prepayment. The Borrower shall be obliged to prepay the Loan:

(a)	if "AURORA" is sold, on or before the date on which the sale is completed by delivery of that Ship to the buyer;

(b)
if "AURORA"becomes a Total Loss, on the earlier of the date falling 120 days after the relevant Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss; and

(c)
if the Initial Charterparty relative to "AURORA" is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason or expires prior to the final Repayment Date and such Initial Charterparty is not renewed (on terms acceptable to the Agent, acting on the instructions of the Majority Lenders) or replaced, not later than the date on which such Initial Charterparty is terminated or becomes invalid or unenforceable or otherwise ceases to be in full force and effect for any reason or expires, by another Approved Charter in a form, with an Approved Charterer and on terms acceptable to the Agent (acting on the instructions of the Majority Lenders).

In this Clause 8.8(c) the following terms will have the following meanings:

"Approved Charter" means, in the case of "AURORA", any Future Charterparty in respect thereof, entered into by Star A with an Approved Charterer, for a duration at least equal to the Applicable Period, an Approved Rate and on such other terms and conditions in all respects acceptable to the Agent (acting on the instructions of the Majority Lenders;

"Approved Charterer" means a first-class charterer in all respects acceptable to the Agent (acting on the instructions of the Majority Lenders);

"Applicable Period" the period commencing on the date of the Approved Charter and ending on the final Repayment Date;

"Approved Rate" means a daily charter hire rate which exceeds at all times during the Applicable Period the aggregate of (i) the daily operating expenses of "AURORA" and (ii) the Relevant Fraction of the Debt Service;

"Debt Service" means the aggregate of (i) the amount of the aggregate of the repayment instalments payable under Clause 8.1 during the Applicable Period, (ii) the Balloon Instalment and (iii) the amount of interest on the Loan calculated by the Agent to be payable during the Applicable Period;

"Relevant Fraction" means a fraction whose:

(a)	numerator is the Debt Service; and

(b)	denominator is the number of days falling within the Applicable Period.

8.9
Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 below or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest

Period together with any sums payable under Clause 21.1(b) but without premium or penalty.

8.10
Application of partial prepayment. Each partial prepayment received by the Agent shall be applied in inverse order of maturity against the repayment instalments (including the Balloon Instalment) which are outstanding at the relevant time.

8.11	Reborrowing. No amount prepaid in respect of the Loan may be reborrowed.

8.12
Prepayment Fee. The Borrower shall, in connection with each prepayment made pursuant to this Agreement, pay to the Agent (for distribution to the Lenders pro rata to their Contributions) on any Prepayment Date the applicable Prepayment Fee.

In this Clause 8.12:

"Prepayment Date" means the date on which the Borrower makes a prepayment of the whole or any part of the Loan in accordance with the terms of this Agreement; and

"Prepayment Fee" means, if the Prepayment Date occurs:

(a)	during the period commencing on the date of this Agreement and ending on the date falling 364 days thereafter, $75,000;

(b)	during the period commencing on the first anniversary of the date of this Agreement and ending on the date falling 364 days thereafter, $50,000; and

(c)	during the period commencing on the second anniversary of the date of this Agreement and ending on the date falling 364 days thereafter, $25,000.

8.13
Unwinding of Designated Transactions. On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrower shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions to the extent necessary to ensure that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Loan as reducing from time to time thereafter pursuant to Clause 8.1.

8.14
Prepayment of Swap Benefit. If a Designated Transaction is terminated during the Security Period in circumstances where the Swap Bank would be obliged to pay an amount to the Borrower under the Master Agreement, the Borrower hereby agrees that such payment shall be paid to the Agent to be applied by the Agent in accordance with Clause 17 and authorises the Swap Bank to pay such amount to the Agent for such purpose.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default. Each Lender's obligation to contribute to the Loan is subject to the following conditions precedent:

(a)
that, on or before service of the Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent (acting on the authority of the Majority Lenders) and its lawyers;

(b)
that, on or before the Drawdown Date, the Agent receives the documents described in Part B of Schedule 4 in form and substance satisfactory to the Agent (acting on the authority of the Majority Lenders) and its lawyers;

(c)
that, on or before the service of the Drawdown Notice, the Agent receives all accrued commitment fee and all other fees referred to in Clause 20.1 which are payable at that time and has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of the Drawdown Notice and at the Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred and is continuing or would result from the borrowing of the Loan;

(ii)
the representations and warranties in Clause 10 and those of the Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing;

(iii)	none of the circumstances contemplated by Clause 5.5 has occurred and is continuing; and

(iv)
there has been no material adverse change in the financial position, state of affairs or prospects of the Borrower, any Security Party or any member of the Group since the date of the Agent's commitment letter (dated 14 June 2010) to the Borrower for the Loan, in the light of which the Agent considers that there is a significant risk that the Borrower or any other Security Party will later become unable to discharge its liabilities under the Finance Documents to which it is a party as they fall due;

(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the advance of the Loan, the Borrower would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that at the Drawdown Date the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrower prior to the Drawdown Date.

9.2
Waiver of conditions precedent. If the Majority Lenders, at their discretion, permit the Loan to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrower shall ensure that those conditions are satisfied within 5 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authority of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General. The Borrower represents and warrants to each Creditor Party as follows.

10.2	Status. The Borrower is duly formed and validly existing and in good standing under the laws of the Marshall Islands.

10.3	Share capital and ownership. The Borrower has an authorised share capital divided into 62,200,260 common shares each of $0.01 par value and issued in registered form.

10.4	Corporate power. The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Finance Documents to which it is a party; and

(b)
to borrow under this Agreement, enter into Designated Transactions under the Master Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrower is a party.

10.5	Consents in force. All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6
Legal validity; effective Security Interests. The Finance Documents to which the Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute the Borrower's legal, valid and binding obligations enforceable against the Borrower in accordance with their respective terms; and

(b)
create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate, subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests. Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	the Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8
No conflicts. The execution by the Borrower of each Finance Document to which it is a party, and the borrowing by the Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its assets including, without limitation, its shareholding in the Owners.

10.9
No withholding taxes. All payments which the Borrower is liable to make under the Finance Documents may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default. No Event of Default or Potential Event of Default has occurred and is continuing.

10.11
Information. All information which has been provided in writing by or on behalf of the Borrower or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of the Borrower, the Owners or any other member of the Group from that disclosed in the latest of those accounts.

10.12	Validity and completeness of MOA and Initial Charterparties.

(a)	the copies of the MOA and Initial Charterparties delivered to the Agent before the date of this Agreement are true and complete copies;

(b)	the MOA and each Initial Charterparty constitutes valid, binding and enforceable obligations of the parties thereto respectively in accordance with its terms; and

(c)	no amendments or additions to the MOA or an Initial Charterparty have been agreed nor has any party thereto waived any of their respective rights under the MOA or any Initial Charterparty.

10.13
No litigation. No legal or administrative action involving the Borrower, any Owner, any other Security Party or any other member of the Group (including, without limitation, any action relating to any alleged or actual breach of the ISM Code and the ISPS Code and/or any action relating to the MOA or any Initial Charterparty) has been commenced or taken or, to the Borrower's knowledge, is likely to be commenced or taken.

10.14
No rebates etc. There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to Star A, the Seller or any third party in connection with the purchase by Star A of "AURORA", other than as disclosed to the Lenders in writing on or prior to the date of this Agreement (including, without limitation, any information disclosed in the Form F-1 registration statement and prospectus filed with the US Securities and Exchange Commission, a copy of which has been delivered to the Lenders).

10.15	Compliance with certain undertakings. At the date of this Agreement, the Borrower is in compliance with Clauses 11.2, 11.4, 11.9 and 11.13.

10.16	Taxes paid. The Borrower has paid all taxes applicable to, or imposed on or in relation to the Borrower or its business.

10.17
ISM Code and ISPS Code compliance. The Borrower will procure that the Owners and each Approved Manager have obtained (or, in the case of Star A, will obtain on or prior to the delivery of "AURORA" to it, pursuant to the MOA) all necessary ISM Code Documentation and ISPS Code Documentation in connection with the Ships owned by the Owners and will procure that the Owners and each Approved Manager will, comply with the ISM Code and the ISPS Code.

10.18
No money laundering. Without prejudice to the generality of Clause 2.3, in relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which the Borrower is a party, the Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council),

11	GENERAL UNDERTAKINGS

11.1
General. The Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge and pari passe ranking. The Borrower will:

(a)	hold the legal title to, and own the entire beneficial interest in "AURORA", the Insurances and Earnings in respect of that Ship, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Document and except for Permitted Security Interests;

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to the Borrower's rights against the Swap Bank under the Master Agreement or all or any part of the Borrower's interest in any amount payable to the Borrower by the Swap Bank under the Master Agreement); and

(c)
procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

11.3	No disposal of assets. The Borrower will not transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation.

11.4	Restriction on other liabilities or obligations to be incurred. The Borrower will not incur any liability or obligation except liabilities and obligations:

(a)	under the Finance Documents to which it is a party;

(b)	under the Master Agreement (but in such case, only in connection with Designated Transactions);

(c)	under the MOA; and

(d)
incurred in the normal course of its business (which shall include, without limitation, incurring Financial Indebtedness for the financing of the vessels owned by its subsidiaries guaranteeing the obligations of its subsidiaries and all other matters reasonably incidental thereto).

11.5
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements. The Borrower will send to the Agent:

(a)
as soon as possible, but in no event later than 180 days after the end of each Financial Year of the Borrower (commencing with the Financial Year which ended 31 December 2009), the audited consolidated accounts of the Group for that Financial Year;

(b)
as soon as possible, but in no event later than 90 days after the end of each quarterly period in each Financial Year of the Borrower (commencing with the financial quarter ended on 30 June 2010), the combined unaudited accounts of the Group for that 3- month period, certified as to their correctness by the chief financial officer of the Borrower; and

(c)
promptly after each request by the Agent, such further financial information about the Borrower, each Owner, the Group and/or the Ships including, but not limited to, charter arrangements, Financial Indebtedness, operating expenses and loan repayment profiles, as the Agent may require.

11.7	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 11,6 will:

(a)	be prepared in accordance with all applicable laws and GAAP;

(b)	give a true and fair view of the state of affairs of the Borrower or, as the case may be, the Group at the date of those accounts and of its profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the Borrower or, as the case may be, the Group; and

(d)
be accompanied by a certificate signed by a certificate signed by the chief financial officer of the Borrower confirming that, as at the date of the certificate, no Event of Default has occurred and is continuing.

11.8
Shareholder and creditor notices. The Borrower will send the Agent, at the same time as they are despatched, copies of all communications which are despatched to all of the Borrower's shareholders or creditors or any class of them.

11.9	Consents. The Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for the Borrower and each Owner to perform their obligations under the Finance Documents to which each is a party;

(b)	for the validity or enforceability of any Finance Document;

(c)	for each Owner to continue to own and operate the Ship owned by it,

and the Borrower will comply (or procure compliance) with the terms of all such consents.

11.10	Maintenance of Security Interests. The Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11
Notification of litigation. The Borrower will provide the Agent with details of any legal or administrative action involving the Borrower, any Owner, any other Security Party, any Ship or the Earnings or the Insurances of any Ship as soon as such action is instituted or it becomes apparent to the Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of the Finance Documents.

11.12
Principal place of business. The Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at Clause 28.2(a) and the Borrower shall not establish, or do anything as a result of which it would be deemed to have a place of business in the United Kingdom or the United States of America.

11.13
Confirmation of no default. The Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by an officer or director of the Borrower and which (based on its most recent annual or interim financial statements):

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but only if asked to do so by a Lender or Lenders having Contributions exceeding 10 per cent. of the Loan or (if the Loan has not been advanced) Commitments exceeding 10 per cent of the Total Commitments; and this Clause 11.14 does not affect the Borrower's obligations under Clause 11.15.

11.14	Notification of default. The Borrower will notify the Agent as soon as the Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred;

and will thereafter keep the Agent fully up-to-date with all developments.

11.15	Provision of further information. The Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to the Borrower, any Owner, any Ship, an Approved Manager or any other Security Party, the Insurances or the Earnings; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document, which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.16
Provision of copies and translation of documents. The Borrower will supply the Agent with a sufficient number of copies of the documents referred to above to provide 1 copy for each Creditor Party; and if the Agent so requires in respect of any of those documents, the Borrower will provide a certified English translation prepared by a translator approved by the Agent.

11.17
No amendment to MOA or the Initial Charterparties. The Borrower shall procure that no Owner shall agree to an amendment or change or supplement to (in the case of Star A) the MOA and the Initial Charterparty to which it is a party or shall procure that no Owner agrees to an amendment or change or supplement to the Initial Charterparty to which it is a party.

11.18
Ownership. The Borrower shall ensure that (a) it shall remain the direct or indirect owner of all of the limited liability company interests in each Owner and (b) there shall be no change in the legal and beneficial ownership of the shares in each Owner.

11.19	No amendment to Master Agreement; Transactions. The Borrower will not:

(a)	agree to any amendment or supplement to, or waive or fail to enforce, the Master Agreement or any of its provisions; or

(b)	enter into any Transaction pursuant to the Master Agreement except Designated Transactions.

11.20	Security. The Borrower shall deliver, or procure there are delivered, to the Agent not later than the date falling 30 days after the date of this Agreement:

(a)	original copies of each Additional Finance Document duly executed by the Borrower or, as the case may be, the relevant Security Party;

(b)
documents equivalent to those referred to in paragraphs 3, 4, 5 and 10 of Schedule 4, Part A in connection with the execution of each Additional Finance Document by either the Borrower or, as the case may be, the relevant Owner; and

(c)	documents and evidence equivalent to those referred to in paragraphs 3(b) to (f) (inclusive), 5 and 8 of Schedule 4, Part B.

11.21
General and administrative costs. The Borrower shall ensure that the payment of all the general and administrative costs of the Borrower and the Owners in connection with the ownership and operation of the Ships (including, without limitation, the payment of the management fees pursuant to the Management Agreements) shall be fully subordinated to the payment obligations of the Borrower or, as the case may be, the Owners, under this Agreement and the other Finance Documents throughout the Security Period.

11.22
"Know your client" documentation. Promptly upon the Agent's request the Borrower will supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent in order for each Creditor Party to carry out and be satisfied with the results of all necessary "know your client" or other checks which it is required to carry out in relation to the transactions contemplated by the Finance Documents and to the identity of any parties to the Finance Documents (other than Creditor Parties) and their directors and officers.

12	CORPORATE UNDERTAKINGS

12.1
General. The Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

12.2	Maintenance of status. The Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Marshall Islands.

12.3	Negative undertakings. The Borrower will not:

(a)	change the nature of its business; or

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in the Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to the Borrower than those which it could obtain in a bargain made at arms' length Provided that it shall not prevent or restrict the Borrower from on lending the Loan to Star A; or

(c)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purpose of the Finance Documents; or

(d)	repurchase or release its issued share capital; or

(e)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4
Minimum Liquidity. The Borrower shall maintain throughout the Security Period in freely available cash deposits in the Cash Collateral Account an amount in aggregate of not less than the Required Amount.

In this Clause 12.4 "Required Amount" means

(a)	for as long as the Borrower maintains the Minimum Amount in the Cash Collateral Account pursuant to clause 12.8 of the Existing Loan Agreement, $650,000; and

(b)	at all other times, $1,000,000.

12.5	Financial Covenants. The Borrower undertakes that at all times:

(a)	the Market Value Adjusted Equity Ratio will not be less than 25 per cent.; and

(b)	the members of the Group will maintain Liquid Funds in an amount of at least the higher of (i) $10,000,000 and (ii) $1,000,000 per Fleet Vessel.

12.6
Subordination of rights of Borrower. All rights which the Borrower at any time has (whether in respect of the Loan or any other transaction) against any Owner or its assets shall be fully subordinated to the rights of the Creditor Parties under the Finance Documents; and in particular, the Borrower shall not during the Security Period:

(a)	claim, or in a bankruptcy of any Owner or prove for any amount payable to the Borrower by an Owner, whether in respect of the Loan or any other transaction;

(b)	take or enforce any Security Interest for any such amount; or

(c)	claim to set-off any such amount against any amount payable by the Borrower to any Owner.

12.7
Compliance Check. Compliance with the undertakings contained in Clause 12.5 shall be determined as at 30 June and 31 December in each financial year of the Borrower by reference to, in the case of the compliance check as at 30 June, the unaudited consolidated accounts of the Group for the first 2 financial quarters in each financial year delivered by the Agent pursuant to this Agreement and for the compliance check as at 31 December in each financial year, the audited consolidated accounts for that financial year of the Group delivered to the Agent pursuant to this Agreement. At the same time as it delivers those consolidated accounts, the Borrower shall deliver to the Agent a Compliance Certificate signed by the chief financial officer of the Borrower.

13	INSURANCE

13.1
General. The Borrower also undertakes with each Creditor Party to procure that each Owner will comply with the following provisions of this Clause 13 at all times during the Security Period (in the case of Star A, after "AURORA" has been delivered to it in accordance with the MOA) except as the Agent may, with the authority of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances. The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including protection and indemnity war risks);

(c)
in the case of protection and indemnity war risks, in an amount equal to the amount for which the war risks under the hull policies are effected (including, without limitation, protection and indemnity war risks in excess of the amount of war risks (hull));

(d)	protection and indemnity risks in excess of the limit of cover for oil pollution liability risks included within the protection and indemnity risks; and

(e)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for the relevant Owner to insure and which are specified by the Security Trustee by notice to the relevant Owner.

13.3	Terms of obligatory insurances. The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount, which when aggregated with the insured value of the other Mortgaged Ships (but after deducting, at all times after the date on which the Agent is satisfied that the Borrower has complied with its obligations under Clause 11.20 and the Security Interests contemplated thereunder has been registered and/or granted, the Existing Loan) is equal to 110 per cent. of the aggregate of (AA) the Loan and (BB) any Swap Exposure and (ii) the Market Value of the Ship owned by it; and

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry (with the international group of protection and indemnity clubs) and the international marine insurance market (currently $1,000,000,000);

(d)	in relation to protection and indemnity risks, in respect of the full value and tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties. In addition to the terms set out in Clause , the Borrower shall procure that the obligatory insurances shall:

(a)	name the Security Trustee as sole loss payee with such directions for payment as the Security Trustee may specify;

(b)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(c)	provide that the insurers shall waive, to the fullest extent permitted by English law, their entitlement (if any) (whether by statute, common law, equity, or otherwise) to be subrogated to the rights and remedies of the Security Trustee in respect of any rights or interests (secured or not) held by or available to the Security Trustee in respect of the Secured Liabilities, until the Secured Liabilities shall have been fully repaid and discharged, except that the insurers shall not be restricted by the terms of this paragraph from making personal claims against persons (other than the relevant Owner or any Creditor Party) in circumstances where the insurers have fully discharged their liabilities and obligations under the relevant obligatory insurances;

(d)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee;

(e)	provide that the Security Trustee may make proof of loss if the relevant Owner fails to do so; and

(f)
provide that if any obligatory insurance is cancelled, or if any substantial change is made in the coverage which adversely affects the interest of the Security Trustee, or if any obligatory insurance is allowed to lapse for non-payment of premium, such cancellation, charge or lapse shall not be effective with respect to the Security Trustee for 30 days (or 7 days in the case of war risks) after receipt by the Security Trustee of prior written notice from the insurers of such cancellation, change or lapse.

13.5	Renewal of obligatory insurances. The Borrower shall procure that each Owner shall:

(a)	at least 21 days before the expiry of any obligatory insurance:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom the relevant Owner proposes to renew that insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Security Trustee's approval to the matters referred to in paragraph (i) above;

(b)	at least 14 days before the expiry of any obligatory insurance, renew the insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6
Copies of policies; letters of undertaking. The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Security Trustee with copies of all policies relating to the obligatory insurances which they effect or renew and of a letter or letters of undertaking in a form required by the Majority Lenders and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions;

(e)
they will notify the Security Trustee if any person other than the Owner is named as assured or co-assured in any of the obligatory insurances and shall procure that, upon the written request of the Security Trustee, such additional assured or co-assured executes in favour of the Security an assignment (in such form as the Lenders may approve or require) of its interest in the obligatory insurances; and

(f)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by the relevant Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies or, any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of the Ship forthwith upon being so requested by the Security Trustee.

13.7
Copies of certificates of entry. The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by that Owner is entered provides the Security Trustee with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)
where required to be issued under the terms of insurance/indemnity provided by the relevant Owner's protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in accordance with the requirements of such protection and indemnity association; and

(d)
a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship if applicable.

13.8
Deposit of original policies. The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

13.9
Payment of premiums. The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Security Trustee.

13.10
Guarantees. The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Restrictions on employment. The Borrower shall procure that no Owner shall employ the Ship owned by it, nor permit her to be employed, outside the cover provided by any obligatory insurances.

13.12
Compliance with terms of insurances. The Borrower shall procure that no Owner shall do or omit to do (or permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable thereunder repayable in whole or in part; and, in particular:

(a)
each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.7(c) above) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)
no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by the underwriters of the obligatory insurances;

(c)
each Owner shall make all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.13
Alteration to terms of insurances. The Borrower shall procure that no Owner shall either make or agree to any alteration to the terms of any obligatory insurance or waive any right relating to any obligatory insurance without the prior written consent of the Security Trustee.

13.14
Settlement of claims. The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.15
Provision of copies of communications. The Borrower shall procure that each Owner shall provide the Security Trustee, at the time of each such communication, copies of all written communications between that Owner and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)
any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) above relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.16
Provision of information. In addition, the Borrower shall procure that each Owner shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) reasonably requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.17 below or dealing with or considering any matters relating to any such insurances and the Borrower shall, within a reasonable time following the Security Trustee's written demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a) above.

13.17
Mortgagee's interest and additional peril insurances. The Security Trustee shall be entitled from time to time to effect, maintain and renew all or any of the following insurances in such amounts, on such terms, through such insurers and generally in such manner as the Security Trustee may from time to time consider appropriate a mortgagee's interest insurance and a mortgage's interest additional perils (pollution) insurance, each in an amount, when aggregated with the amount for which all other Mortgaged Ships (but after deducting, at all times after the date on which the Agent is satisfied that the Borrower has complied with its obligations under Clause 11.20 and the Security Interests contemplated thereunder has been registered and/or granted, less the Existing Loan) at that time are insured pursuant to this Clause 13.17, equal to 110 per cent. of the aggregate of (i) the Loan, (ii) the Existing Loan and (iii) any Swap Exposure, and the Borrower shall, upon demand, fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.18
Review of insurance requirements. The Security Trustee shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Majority Lenders, significant and capable of affecting the Owners or the Ships and their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Owners may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrower.

13.19
Modification of insurance requirements. The Security Trustee shall notify the Borrower of any proposed modification under Clause 13.18 to the requirements of this Clause 13 which the Majority Lenders, acting upon the advice of their insurance consultants, consider appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrower as an amendment to this Clause 13 and shall bind the Borrower accordingly.

13.20
Compliance with mortgagee's instructions. The Security Trustee shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require any Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Security Trustee until the Owner of that Ship implements any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.19.

14	SHIP COVENANTS

14.1
General. The Borrower also undertakes with each Creditor Party to procure that each Owner shall comply with the following provisions of this Clause 14 at all times during the Security Period (in the case of "AURORA", after it has been delivered to Star A in accordance with the MOA) except as the Agent, with the authority of the Majority Lenders, may otherwise permit.

14.2	Ship's name and registration. The Borrower shall procure that each Owner shall:

(a)	keep the Ship owned by it registered in its ownership under an Approved Flag;

(b)	not change the name or port of registry of any Ship; and

(c)	not do or allow to be done anything as a result of which such registration might be cancelled or imperilled.

14.3	Repair and classification. The Borrower shall procure that each Owner shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain the highest class with a first-class classification society which is a member of IACS acceptable to the Agent free of overdue recommendations and conditions of such classification society; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which the Ship may trade from time to time, including but not limited to the ISM Code, the ISPS Code, the ISM Code Documentation and the ISPS Code Documentation.

14.4
Classification society undertaking. The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 14.3(b) (and procure that the classification society undertakes with the Security Trustee):

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to the Ship owned by the applicable Owner;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of the applicable Owner and its Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from the applicable Owner or any person that the relevant Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of the Ship's class under the rules or terms and conditions of the Owner's or the Ship's membership of the classification society;

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that each Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)
if an Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

14.5
Modification. The Borrower shall procure that no Owner shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on her which would or might materially alter the structure, type or performance characteristics of the Ship or materially reduce her value.

14.6	Removal of parts. The Borrower shall procure that no Owner shall remove any material part of the Ship owned by it, or any item of equipment installed on, that Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on that Ship the property of the relevant Owner and subject to the security constituted by the Mortgage and if applicable, the Deed of Covenant, relative to that Ship Provided that each Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship.

14.7
Surveys. The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Majority Lenders, provide the Security Trustee (at the expense of the Borrower) with copies of all survey reports.

14.8
Inspection. The Borrower shall procure that each Owner shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times to inspect her condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. All fees and expenses incurred in relation to the appointment of surveyors shall be for the account of the Borrower.

14.9	Prevention of and release from arrest. The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, her Earnings or her Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship, her Earnings or her Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship, her Earnings or her Insurances and, forthwith upon receiving notice of the arrest of the Ship, or of her detention in exercise or purported exercise of any lien or claim, the relevant Owner shall procure her release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc. The Borrower shall procure that each Owner and each Approved Manager shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by the relevant Owner, its ownership, operation and management or to the business of that Owner;

(b)	not employ the relevant Ship nor allow her employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the relevant Ship to enter or trade to any zone which is declared a war zone by any government or by that Ship's war risks insurers unless the Owner thereof has (at its expense) effected any special, additional or modified insurance cover required for it to enter or trade to any war zone.

14.11	Provision of information. The Borrower shall procure that each Owner shall promptly provide the Security Trustee with any information which the Security Trustee request regarding:

(a)	the Ship owned by it, her employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship and any payments made in respect of the Ship;

(d)	any towages and salvages;

(e)	its compliance or the compliance of the relevant Ship with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to that Ship and of any current charter guarantee, and copies of the ISM Code Documentation and the ISPS Code Documentation.

14.12	Notification of certain events. The Borrower shall procure that each Owner shall immediately notify the Security Trustee by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or her Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of that Ship;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against an Owner, each Approved Manager or otherwise in connection with a Ship; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with and the Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of the Owners', each Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc. The Borrower shall procure that no Owner shall:

(a)	let the Ship owned by it on demise charter for any period;

(b)
other than pursuant to the relevant Initial Charterparty or Future Charterparty, enter into any time or consecutive voyage charter in respect of the Ship owned by it for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	change the terms on which the Ship owned by it is employed or the identity of the person by whom that Ship is employed;

(d)	enter into any charter in relation to the Ship owned by it under which more than 2 months' hire (or the equivalent) is payable in advance;

(e)	charter the Ship owned by it otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(f)	appoint a manager of the Ship owned by it other than an Approved Manager or agree to any alteration to the terms of an Approved Manager's appointment;

(g)	de-activate or lay up the Ship owned by it; or

(h)
put the Ship owned by it into the possession of any person for the purpose of work being done upon her in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on the Ship or her Earnings for the cost of such work or otherwise.

14.14
Notice of Mortgage. The Borrower shall procure that each Owner shall keep the Mortgage applicable to the Ship owned by it registered against that Ship as a valid first priority or preferred mortgage, carry on board the Ship a certified copy of the Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of the Ship a framed printed notice stating that the Ship is mortgaged by the Owner to the Security Trustee.

14.15	Sharing of Earnings. The Borrower shall procure that no Owner shall:

(a)	enter into any agreement or arrangement for the sharing of any Earnings;

(b)
enter into any agreement or arrangement for the postponement of any date on which any Earnings are due; the reduction of the amount of any Earnings or otherwise for the release or adverse alteration of any right of that Owner to any Earnings; or

(c)	enter into any agreement or arrangement for the release of, or adverse alteration to, any guarantee or Security Interest relating to any Earnings.

14.16
Charterparty Assignment. If any Owner enters into any Future Charterparty in respect of its Ship, the Borrower shall procure that the relevant Owner shall execute in favour of the Security Trustee a Charterparty Assignment in respect of that Charterparty, and shall deliver to the Agent such other documents equivalent to those referred to at paragraphs 3, 4 and 5 of Schedule 4, Part A as the Agent may require.

15	SECURITY COVER

15.1	Provision of additional security cover; prepayment of Loan. The Borrower undertakes with each Creditor Party that if the Agent notifies the Borrower that:

(a)	the Market Value of "AURORA"; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15;

is below an amount equal to 135 per cent. of the aggregate of (i) the Loan and (ii) any Swap Exposure, the Borrower will, within 14 days after the date on which the Agent's notice is served, either:

(i)
provide, or ensure that a third party provides, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which, if it consists of or includes a Security Interest, covers such asset or assets and is documented in such terms as the Agent may, with authorisation from the Majority Lenders, approve or require; or

(ii)	prepay in accordance with Clause 8 such part (at least) of the Loan as will eliminate the shortfall.

15.2
Meaning of additional security. In Clause 15.1 "security" means a Security Interest over an asset or assets (including, without limitation a vessel (other than "AURORA")) (whether securing the Borrower's liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit, cash deposit or other security in respect of the Borrower's liabilities under the Finance Documents.

15.3
Requirement for additional documents. The Borrower shall not be deemed to have complied with Clause 15.1 (i) above until the Agent has received in connection with the additional security certified copies of documents of the kinds referred to in paragraphs 3, 4 and 5 of Schedule 4, Part A and such legal opinions in terms acceptable to the Majority Lenders from such lawyers as they may select.

15.4	Valuation of Ship. The market value of a Ship at any date is that shown by valuation of that Ship prepared:

(a)	as at a date not more than 15 days previously;

(b)	by an independent ship sale and purchase broker appointed by the Agent;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

15.5
Value of additional security. The net realisable value of any additional security which is provided under Clause 15.1 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.4.

15.6
Valuations binding. Any valuation under Clause 15.1(i), 15.4 or 15.5 shall be binding and conclusive as regards the Borrower (save in the case of manifest error) as shall be any valuation which the Majority Lenders make of a security which does not consist of or include a Security Interest.

15.7
Provision of information. The Borrower shall promptly provide the Agent and any independent ship sale and purchase broker or expert acting under Clause 15.4 or 15.5 with any information which the Agent or broker or expert may request for the purposes of the valuation; and, if the Borrower fails to provide the information within 3 Business Days following such request, the valuation may be made on any basis and assumptions which the independent ship sale and purchase broker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.8
Payment of valuation expenses. Without prejudice to the generality of the Borrower's obligations under Clauses 20.2, 20.3 and 21.3, the Borrower shall, on demand, pay the Agent the amount of the fees and expenses of the broker instructed by the Agent under this Clause .

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments. All payments to be made:

(a)	by the Lenders to the Agent; or

(b)	by the Borrower to the Agent, the Security Trustee or any Lender

under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(i)	by not later than 11.00 a.m. (New York City time) on the due date;

(ii)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(iii)
if in Dollars, to the account of the Agent at Commerzbank AG, New York Branch (account number 938026262; SWIFT Code: COBADEFP208 under reference Star Aurora LLC - US$26 million facility, or to such other account with such other bank as the Agent may from time to time notify to the Borrower and the other Creditor Parties; and

(iv)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrower and the other Creditor Parties.

16.2	Payment on non-Business Day. If any payment by the Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3
Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties. Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, the Swap Bank or the Security Trustee shall be made available by the Agent to that Lender or, as the case may be, the Swap Bank or the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender, the Swap Bank or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders or the Swap Bank generally shall be distributed by the Agent to each Lender or the Swap Bank pro rata to the amount in that category which is due to it.

16.5
Permitted deductions by Agent. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or the Swap Bank, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or the Swap Bank under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or the Swap Bank to pay on demand.

16.6
Agent only obliged to pay when monies received. Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to the Borrower or any Lender or the Swap Bank any sum which the Agent is expecting to receive for remittance or distribution to the Borrower or that Lender or the Swap Bank until the Agent has satisfied itself that it has received that sum.

16.7
Refund to Agent of monies not received. If and to the extent that the Agent makes available a sum to the Borrower or a Lender or the Swap Bank, without first having received that sum, the Borrower or (as the case may be) the Lender or the Swap Bank concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8
Agent may assume receipt. Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9
Creditor Party accounts. Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.10
Agent's memorandum account. The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrower and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrower and any Security Party.

16.11
Accounts prima facie evidence. If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by the Borrower or a Security Party to a Creditor Party, those accounts shall, absent manifest error, be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1
Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreement in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrower under Clauses 20, 21 and 22 of this Agreement or by the Borrower or any Security Party under any corresponding or similar provision in any other Finance Document);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents (and, for this purpose, the expression "interest" shall include any net amount which the Borrower shall have become liable to pay or deliver under section 2(e) (Obligations) of the Master Agreement but shall have failed to pay or deliver to the relevant Swap Bank at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of the Swap Bank (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder with the Borrower being the Defaulting Party);

(b)
SECONDLY: in retention of an amount equal to any amount not then due and payable under any Finance Document or the Master Agreement but which the Agent, by notice to the Borrower, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

17.2
Variation of order of application. The Agent may, with the authorisation of the Majority Lenders and the Swap Bank by notice to the Borrower, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3
Notice of variation of order of application. The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4
Appropriation rights overridden. This Clause 17 and any notice which the Agent gives under Clause 17.3 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1
Payment of Earnings. The Borrower undertakes with each Creditor Party to ensure that throughout the Security Period (subject only to provisions of the relevant General Assignment), all the Earnings of each Ship are paid to the Earnings Account for that Ship.

18.2	Location of accounts. The Borrower shall promptly:

(a)	comply, and ensure that each Owner complies, with any requirement of the Agent as to the location or re-location of its Earnings Account;

(b)
execute, and ensure that each Owner executes, any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) its Earnings Account.

18.3
Debits for expenses etc. The Agent shall be authorised by the Borrower (but not obliged) from time to time to debit the Earnings Account in respect of "AURORA" without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.4	Borrower's obligations unaffected. The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrower to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrower or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default. An Event of Default occurs if:

(a)
the Borrower or any Security Party fails to pay when due or (if so payable) on demand within 2 Business Days of such demand any sum payable under a Finance Document or under any document relating to a Finance Document unless such failure is due to a bank payment transmission error; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 11.17, 12.2, 12.3, 12.4, 12.5, 13.2, 15.1 or 18.1; or

(c)
any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b) above) if, in the opinion of the Majority Lenders, such default is capable of remedy, and such default continues unremedied 10 Business Days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by the Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a), (b) or (c) above); or

(e)
any representation, warranty or statement made by, or by an officer of, the Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person (exceeding, in the case of the Borrower, $1,000,000 in aggregate (or the equivalent in any other currency)):

(i)	any Financial Indebtedness of a Relevant Person is not paid when due or, if so payable, on demand; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes, in the opinion of the Majority Lenders, unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $1,000,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)
a Relevant Person makes any formal declaration of bankruptcy or any formal statement to the effect that it is insolvent or likely to become insolvent, or a winding up or administration order is made in relation to a Relevant Person, or the members or directors of a Relevant Person pass a resolution to the effect that it should be wound up, placed in administration or cease to carry on business, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrower which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(v)	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of a Relevant Person; or

(vi)
a Relevant Person petitions a court, or presents any proposal for, any form of judicial or non-judicial suspension or deferral of payments, reorganisation of its debt (or certain of its debt) or arrangement with all or a substantial proportion (by number or value) of its creditors or of any class of them or any such suspension or deferral of payments, reorganisation or arrangement is effected by court order, contract or otherwise; or

(vii)
any meeting of the members or directors of a Relevant Person is summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iii), (iv), (v) or (vi) above; or

(viii)	in a Pertinent Jurisdiction other than England, any event occurs or any procedure is commenced which, in the opinion of the Majority Lenders, is similar to any of the foregoing; or

(h)
the Borrower or any Security Party ceases or suspends carrying on or changes the nature of its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for the Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any consent necessary to enable any Owner to own, operate or charter a Ship or to enable the Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)
without the prior consent of the Agent (acting upon the instructions of the Majority Lenders), Mr. Prokopios Tsirigakis ceases to be, at any time during the Security Period, the Chief Executive Officer of the Borrower; or

(l)
without the prior consent of the Agent (acting upon the instructions of the Majority Lenders), Mr. Petros Pappas ceases to be, at any time during the Security Period, the Non-Executive Co-Chairman of the Borrower; or

(m)
without the prior written consent of the Majority Lenders, a change has occurred after the date of this Agreement in the ownership of any of the shares in any Owner or in the ultimate control of the voting rights attaching to any of those shares; or

(n)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(o)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a change in the financial position, state of affairs or prospects of the Borrower or any Security Party; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which the Majority Lenders consider that there is a significant risk that the Borrower or any Security Party is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(q)
the Master Agreement is terminated, cancelled, suspended, rescinded, or revoked or otherwise ceases to remain in full force and effect for any reason except with the consent of the Agent, acting with the authorisation of the Majority Lenders.

19.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrower a notice stating that the Commitments and all other obligations of each Lender to the Borrower under this Agreement are terminated; and/or

(ii)
serve on the Borrower a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately clue and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii) above, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorization of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a) (i) or (ii) above, the

Security Trustee, the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law.

19.3
Termination of Commitments. On the service of a notice under paragraph (a)(i) of Clause 19.2, the Commitments and all other obligations of each Lender to the Borrower under this Agreement shall terminate.

19.4
Acceleration of Loan. On the service of a notice under paragraph (a)(ii) of Clause 19.2, the Loan, all accrued interest and all other amounts accrued or owing from the Borrower or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5
Multiple notices; action without notice. The Agent may serve notices under paragraphs (a) (i) and (ii) of Clause 19.2 simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6
Notification of Creditor Parties and Security Parties. The Agent shall send to each Lender, the Security Trustee and each Security Party a copy of the text of any notice which the Agent serves on the Borrower under Clause 19.2; but the notice shall become effective when it is served on the Borrower, and no failure or delay by the Agent to send a copy of the text of the notice to any other person shall invalidate the notice or provide the Borrower or any Security Party with any form of claim or defence.

19.7
Lender's rights unimpaired. Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders under a Finance Document or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party Liability. No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to the Borrower or a Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been caused by the gross negligence or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9
Relevant Persons. In this Clause 19 "a Relevant Person" means the Borrower, a Security Party and any other member of the Group (but excluding any company which is dormant and the value of whose gross assets is $50,000 or less).

19.10
Interpretation. In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

19.11
Position of the Swap Bank. Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19, to have any regard to the requirements of the Swap Bank except to the extent that the Swap Bank is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement and commitment fees. The Borrower:

(a)	has paid on 13 August 2010 a non-refundable arrangement fee of $130,000 (being an amount equal to 0.50 per cent. of the maximum amount of the Loan); and

(b)
shall pay to the Agent a commitment fee for distribution among the Lenders pro rata to their Commitments at the rate of 0.75 per cent. per annum on the undrawn amount of the Total Commitments from (and including) 31 July 2010 to and including the earlier of (A)   the Drawdown Date and (B) the last day of the Availability Period, such fee to be paid quarterly in arrears and on the last day of such period.

20.2
Costs of negotiation, preparation etc. The Borrower shall pay to the Agent on its demand the amount of all expenses incurred by the Lenders, the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document (including, without limitation, any legal fees or expenses).

20.3
Costs of variations, amendments, enforcement etc. The Borrower shall pay to the Agent, on the Agent's demand, the amount of all expenses (including, without limitation, any legal fees or expenses) incurred by a Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Majority Lenders or the Lender concerned or the Swap Bank under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15.8 or any other matter relating to such security;

(d)
such circumstances where the Agent, in its absolute opinion, considers that there has been a material change to the insurances in respect of a Ship, the review of the insurances of that Ship pursuant to Clause 13.18;

(e)
any step taken by the Lender concerned or the Swap Bank with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4
Documentary taxes. The Borrower shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any liabilities and expenses resulting from any failure or delay by the Borrower to pay such a tax.

20.5
Certification of amounts. A notice which is signed by two officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1
Indemnities regarding borrowing and repayment of Loan. The Borrower shall fully indemnify the Agent and each Lender on the Agent's demand, the Security Trustee on its demand and the Swap Bank on its demand in respect of all expenses, liabilities and losses which are incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	the Loan not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrower to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrower on the amount concerned under Clause 7);

(d)	the occurrence and/or continuance of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19;

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document,

21.2	Breakage costs. Without limiting its generality, Clause 21.1 covers any liability, expense or loss, including a loss of a prospective profit, incurred by a Lender or the Swap Bank

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned and the Swap Bank), including, but not limited to, any Designated Transaction, to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3
Miscellaneous indemnities. The Borrower shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, demands, proceedings, liabilities, taxes, losses and expenses of every kind ("liability items") which may be made or brought against, or incurred by, the relevant Creditor Party, in any country, in relation to:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document;

(b)
any other event, matter or question which occurs or arises at any time during the Security Period and which has any connection with, or any bearing on, any Finance Document, any payment or other transaction relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created (or intended to be created) by a Finance Document;

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of a Creditor Party's officers or employees.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4	Extension of indemnities; environmental indemnity. Without prejudice to its generality, Clause 21.3 covers:

(a)
any matter which would be covered by Clause 21.3 if any of the references in that Clause to a Lender or, as the case may be, the Swap Bank, were a reference to the Agent or (as the case may be) to the Security Trustee; and

(b)	any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea, pollution or the protection of the environment.

21.5
Currency indemnity. If any sum due from the Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against the Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment;

the Borrower shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.5, the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (Hamburg time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.5 creates a separate liability of the Borrower which is distinct from its other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.6
Certification of amounts. A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7
Sums deemed due to a Lender. For the purposes of this Clause 21, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8
Application to Master Agreement. For the avoidance of doubt, Clause 21.5 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions. All amounts due from the Borrower under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which the Borrower is required by law to make.

22.2	Grossing-up for taxes. If the Borrower is required by law to make a tax deduction from any payment:

(a)	the Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	the Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3
Evidence of payment of taxes. Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4
Exclusion of tax on overall net income. In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except tax on a Creditor Party's overall net income.

22.5
Application to the Master Agreement. For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrower to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality. This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2
Notification of illegality. The Agent shall promptly notify the Borrower, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3
Prepayment; termination of Commitment. On the Agent notifying the Borrower under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrower shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

23.4
Mitigation. If circumstances arise which would result in a notification under Clause 23.1 then, without in any way limiting the rights of the Notifying Lender under Clause 23.3, the Notifying Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office, third party or financial institution not affected by the circumstances but the Notifying Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

24	INCREASED COSTS.

24.1	Increased costs. This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of

(a)
the introduction or alteration after the date of this Agreement of a law or regulation or an alteration after the date of this Agreement in the manner in which a law or regulation is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Notifying Lender's overall net income); or

(b)
the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement (including, without limitation, any laws or regulations which shall replace, amend and/or supplement those set out in the statement of the Basle Committee on Banking Regulations and Supervisory Practices dated July 1988 and entitled "International Convergence of Capital Management and Capital Structures")) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, is that the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost", that is to say:

(i)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(iii)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(iv)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.1 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.2
Notification to Borrower of claim for increased costs. The Agent shall promptly notify the Borrower and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.3
Payment of increased costs. The Borrower shall pay to the Agent, at the end of any Interest Period during which the Agent makes demand, for the account of the Notifying Lender, the amounts which the Agent from time to time notifies the Borrower that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.4
Notice of prepayment. If the Borrower is not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.3, the Borrower may give the Agent not less than 14 days' notice of its intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.5	Prepayment; termination of Commitment. A notice under Clause 24.4 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrower's notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrower shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the applicable Margin.

24.6	Application of prepayment. Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances, Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from the Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of the Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars;

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected. No Creditor Party shall be obliged to exercise any of its rights under Clause 25.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3
Sums deemed due to a Lender. For the purposes of this Clause 25, a sum payable by the Borrower to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrower. The Borrower may not, without the consent of the Agent, given on the instructions of all the Lenders:

(a)	transfer any of its rights or obligations under any Finance Document; or

(b)	enter into any merger, de-merger or other reorganisation, or carry out any other act, as a result of which any of its rights or liabilities would vest in, or pass to, another person.

26.2	Transfer by a Lender. Subject to Clause 26.5, a Lender (the "Transferor Lender") may, with the prior consent of the Agent, at any time cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b)

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank, financial institution or any other third party (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Deed.

26.3
Transfer Certificate, delivery and notification. As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrower, the Security Parties, the Security Trustee and each of the Lenders;

(b)	on behalf of the Transferee Lender, send to the Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it;

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above.

26.4
Effective Date of Transfer Certificate. A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate. No assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, the Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6
Lender re-organisation; waiver of Transfer Certificate. However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the successor shall automatically and without any further act being necessary become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate. A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which the Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)
the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender (or the part thereof specified in the Transfer Certificate) and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of the Borrower or any Security Party against the Transferor Lender had not existed;

(f)
the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the Majority Lenders and those under Clause 5.5 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of the Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8
Maintenance of register of Lenders. During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrower during normal banking hours, subject to receiving at least 5 Business Days prior notice.

26.9
Reliance on register of Lenders. The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates. The Borrower, the Security Trustee and each Lender irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11
Registration fee. In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $2,000 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12
Sub-participation; subrogation assignment. A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, the Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13
Disclosure of information. A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to the Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office. A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15
Notification. On receiving such a notice, the Agent shall notify the Borrower and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Master Agreement For the avoidance of doubt Clause 26 does not apply to a transfer of Swap Bank's rights or obligations under the Master Agreement.

27	VARIATIONS AND WAIVERS

27.1
Variations, waivers etc. by Majority Lenders. Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrower, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2
Variations, waivers etc. requiring agreement of all Lenders. However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender and the Swap Bank":

(a)	a change in the Margin or in the definition of LIBOR;

(b)	a change to the date for, or the amount of, any payment of principal, interest, fees, or other sum payable under this Agreement;

(c)	a change to any Lender's Commitment;

(d)	an extension of the Availability Period;

(e)	a change to the definition of "Majority Lenders" or "Finance Documents";

(f)	a change to the preamble or to Clause 2, 3, 4, 5.1, 8.1, 8.2, 17, 18, 19 or 30;

(g)	a change to this Clause 27;

(h)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(i)	any other change or matter as regards which this Agreement or another Finance Document expressly provides that each Lender's or, as the case may be, the Swap Bank's consent is required.

27.3
Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by the Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law;

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1
General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by registered letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications. A notice shall be sent:

(a)	to the Borrower:	7 Fragoklisias 151 25 Maroussi Athens Greece Fax No: +30 210 61 78 378

Attn: the Chief Financial Officer

(b)	to a Lender:	At the address opposite its name in Schedule 1 or (as the case may require) in the relevant Transfer Certificate
(c)	to the Agent and/or Security Trustee:	Commerzbank AG Domstraf3e 18 20095 Hamburg Germany Fax No: +(49) 40 37699 649 Attn: Claas Ringleben/Carlo Glaeser
(d)	to the Swap Bank
Commerzbank AG
Credit Risk Financial Institutions & Special Products Exposure Management
Kaiserstrasse 16
60621 Frankfurt am Main
Germany

Telex No. 41552530
Answerback: CBD
SWIFT Code: COBADEFFXXX
Tel. No: +49 69 1 36-45844
Attn: CR-FISP Exposure Management

With a copy to:

Group Legal
Kaiserstrasse 16
60621 Frankfurt am Main
Germany

Fax No.: +49 69 1 36-270 74
Tel. No: +49 69 1 36-25830
Attn: Group Legal

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrower, the Lenders, and the Security Parties,

28.3	Effective date of notices. Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)
a notice which is delivered by registered letter shall be deemed to be served, and shall take effect, 5 Business Days after being deposited in the post postage prepaid in an envelope addressed to it at the relevant address; and

(c)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours. However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time;

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5
Illegible notices. Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within one hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6
Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	English language. Any notice under or in connection with a Finance Document shall be in English.

28.8	Meaning of "notice". In this Clause "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28.9	Electronic communication

(a)
Any communication to be made between the Agent or the Security Trustee and a Lender or the Swap Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent, the Security Trustee and the relevant Lender or the Swap Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)
Any electronic communication made between the Agent and a Lender or the Security Trustee or the Swap Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender or the Swap Bank to the Agent or the Security Trustee only if it is addressed in such a manner as the Agent or Security Trustee shall specify for this purpose.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2
Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.4	Counterparts. A Finance Document may be executed in any number of counterparts.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Disputes.

30.3	Choice of forum for the exclusive benefit of the Creditor Parties. Clause 30.2 is for the exclusive benefit of the Creditor Parties, which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

The Borrower shall not commence any proceedings in any country other than England in relation to a Dispute.

30.4
Process agent. The Borrower irrevocably appoints Eurofin International Ltd, whose present address is Chelsea Harbour, London SW10 OXD, England to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5
Creditor Party's rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6
Meaning of "proceedings". In this Clause 30, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any new contractual obligation arising out of or in connection with this Agreement.

AS WITNESS the hands of the duly authorised officers or attorneys of the parties the day and year first before written.

SCHEDULE I

LENDERS AND COMMITMENTS

Lender	Lending Office	Commitment (US Dollars)

Commerzbank AG	DomstraBe 18 20095 Hamburg German	26,000,000

SCHEDULE 2

DETAILS OF CHARTERPARTIES

Ship	Hire Rate($/day)	Estimated/Actual Delivery Date	Charter Period (months)	Charterer

"STAR AURORA"	27,500	(est) September 2010	35 to 37 months	Rio Tinto Shipping(Asia) Pte Ltd
"STAR GAMMA"	38,000	Delivered on 27 January 2009	35 to 37 months	Korea Line Corp.
"STAR DELTA"	14,000	Delivered on 7 February 2009	20 ton 24 months	Global Maritime Investments Inc.
"STAR EPSILON"	16,000	Delivered on 22 November 2009	11 to 13 months	Cargill International S.A.
"STAR ZETA"	42,500	Delivered on 24 May	35 to 37 months	Dampskibsselskabelt Norden S.A.
"STAR THETA"	19,000	Delivered on 9 June	16 to 18 months	Cargill International S.A.

SCHEDULE 3

DRAWDOWN NOTICE
To:	Commerzbank AG Domstraße 18 Hamburg Germany

Attention: Loans Administration	[•] 2010

DRAWDOWN NOTICE

1.
We refer to the loan agreement (the "Loan Agreement") dated [•] 2010 and made between ourselves as Borrower, the Lenders referred to therein, yourselves as Agent, Swap Bank and as Security Trustee and in connection with a term loan facility of up to US$26,000,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2.	We request to borrow the Loan to finance part of the acquisition cost of "AURORA" as follows:

(a)	Amount of Loan: $[26,000,000];

(b)	Drawdown Date: [•] 2010;

(c)	Duration of the first Interest Period shall be [•] months;

(d)	Payment instructions: account of [•] and numbered [•] with [•] of [•].

3.           We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4.           This notice cannot be revoked without the prior consent of the Majority Lenders.

5.	We authorise you to deduct any outstanding fees referred to in Clause 20.1 from the amount of the Loan.

[Attorney-in-Fact][Director] for and on behalf of STAR BULK CARRIERS CORP

SCHEDULE 4

CONDITION PRECEDENT DOCUMENTS

PART A
The following are the documents referred to in Clause 9.1(a).

1.           A duly executed original of each of:

(a)	this Agreement;

(b)	the Agency and Trust Deed;

(c)	the Master Agreement;

(d)	the Master Agreement Assignment in respect of "AURORA";

(e)	the Guarantee in respect of Star A;

(f)	the Shares Pledge Option Agreement; and

(g)	the Earnings Account Pledge in respect of Star A.

2.	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner.

3.
Copies of resolutions of the directors and shareholders of each Owner and the directors of the Borrower authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named officers to serve the Drawdown Notice and any other notice under this Agreement.

4.	The original of any power of attorney under which any Finance Document is executed on behalf of the Borrower or any Security Party.

5.	Copies of all consents which the Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document and, in the case of the Borrower, the MOA.

6.
The originals of any mandates or other documents required in connection with the opening or operation of the each Earnings Account including, but not limited to, the Bank's "Account Operating Documentation".

7.	Evidence satisfactory to the Agent that each Owner is a direct or indirect wholly-owned subsidiary of the Borrower.

8.	A copy of the MOA and of all documents signed or issued by the parties thereto under or in connection with it.

9.
Such documentary evidence as the Agent and its legal advisers may require in relation to the due authorisation and execution of the MOA and all documents to be executed by the parties thereto under the MOA.

10.	A copy of the Management Agreement in respect of "AURORA".

11.
A survey report in respect of "AURORA" addressed to the Agent from an independent marine surveyor approved by the Agent (acting on the instructions of the Majority Lenders) in respect of the physical condition of that Ship or any other report acceptable to the Agent (acting on the instructions of the Majority Lenders) in respect of the physical condition of that Ship.

12.	Evidence satisfactory to the Agent that the Required Amount is credited in the Cash Collateral Account pursuant to Clause 12.4.

13.	All documentation required by each Creditor Party in relation to the Borrower and any Security Party pursuant to that Creditor Party's "know your customer" requirements.

14.	Documentary evidence that the agent for service of process named in Clause 30 has been appointed.

15.
Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands or, as the case may be, any other Approved Flag State and such other relevant jurisdictions as the Agent may require.

16.	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

PART B

The following are the documents referred to in Clause 9.1(b).

1.	A copy of the Initial Charterparty in relation to each Ship and of all documents signed or issued by the parties thereto under or in connection with that Initial Charterparty.

2.
A duly executed original of the Mortgage, the General Assignment, the Management Agreement Assignment and the Charterparty Assignment relating to "AURORA" (and of each document to be delivered under each of them).

3.	Documentary evidence that:

(a)
"AURORA" has been unconditionally delivered by the Seller to and accepted by, the Borrower under the MOA and the Contract Price has been duly paid, together with a copy of the bill of sale and the other documents delivered by the Seller thereunder;

(b)	"AURORA"is definitively and permanently registered in the name of its Owner under an Approved Flag;

(c)	"AURORA" is in the absolute and unencumbered ownership of its Owner, save as contemplated by the Finance Documents;

(d)
"AURORA"maintains the highest available class with a first-class classification society which is a member of IACS as the Agent may approve free of all overdue recommendations and conditions of such classification society;

(e)	the Mortgage in respect of "AURORA" has been duly registered against that Ship as a valid first priority or preferred ship mortgage in accordance with the laws of the relevant Approved Flag State;

(f)	"AURORA" is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

4.	A duly executed original of each Manager's Undertaking in relation to each Ship.

5.	Copies of:

(a)
the document of compliance (DOC) and safety management certificate (SMC) referred to in paragraph (a) of the definition of the ISM Code Documentation and the ISSC in respect of "AURORA" and the relevant Approved Manager certified as true and in effect by the relevant Owner; and

(b)	the ISPS Code Documentation in respect of "AURORA" and the Owner thereof certified as true and in effect by the relevant Owner.

6
A valuation (at the cost of the Borrower) in respect of "AURORA", addressed to the Agent, stated to be for the purpose of this Agreement and dated not earlier than 15 days before the Drawdown Date from an independent sale and purchase shipbroker appointed by the Agent to be prepared in accordance with Clause 15.4.

7	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of Marshall Islands and such other relevant jurisdictions as the Agent may require.

8	A favourable opinion from an independent insurance consultant acceptable to the Agent on such matters relating to the insurances of "AURORA" as the Agent may require.

9	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Borrower or any other person acceptable to the Agent in its sole discretion.

SCHEDULE 5

TRANSFER CERTIFICATE

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:	Commerzbank AG for itself and for and on behalf of the Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[                         ]

1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [•] 2010 and made between (1) Star Bulk Carriers Corp. as borrower (the "Borrower"), (2) the banks and financial institutions named therein as Lenders, (3) Commerzbank AG as Agent, (4) Commerzbank AG as Security Trustee and (5) Commerzbank AG as Swap Bank in respect of a term loan facility of up to US$26,000,000.

2	In this Certificate:

"the Relevant Parties" means the Agent, the Borrower, each Security Party, the Security Trustee, the Swap Bank and each Lender;

"the Transferor" means [full name] of [lending office];

"the Transferee" means [full name] of [lending office].

Terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings when used in this Certificate.

3	The effective date of this Certificate is [[•] 200[•] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [ ] per cent. of the Contribution outstanding to the Transferor (or its predecessors in title) which is set out below:

Contribution	Amount transferred

5
By virtue of this Transfer Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged [entirely from its Commitment which amounts to $[•]] [from [•] per cent. of its Commitment, which percentage represents $[•]] and the Transferee acquires a Commitment of $[•].

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents (for the avoidance of doubt, save for the Master Agreement) which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party:

(i)	that the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	that this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above;

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9           The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each other Finance Document;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee, the Swap Bank or any Lender in the event that:

(i)	the Finance Documents prove to be invalid or ineffective,

(ii)	the Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document , or the proceeds of such assets are insufficient to discharge the liabilities of the Borrower or any Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee, the Swap Bank or any Lender in the event that this Certificate proves to be invalid or ineffective;

(d)
warrants to the Transferor and each Relevant Party (i) that it has full capacity to enter into this transaction and has taken all corporate action and obtained all official consents which it needs to take or obtain in connection with this transaction; and (ii) that this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 11 above as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]
By:	By:
Date:	Date:

Agent

Signed for itself and for and on behalf of itself
as Agent and for every other Relevant Party

COMMERZBANK AG

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone: Telex:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Telex:

Fax:

Account for payments:

Note:  This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction. It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

SCHEDULE 7

FORM OF COMPLIANCE CERTIFICATE

To:	Commerzbank AG DomstraBe 18 Hamburg Germany

[•] 200[•]

Dear Sirs,

We refer to a loan agreement dated [•] 2010 (the "Loan Agreement") made between (amongst others) yourselves and ourselves in relation to a term loan facility of up to $26,000,000.

Words and expressions defined in the Loan Agreement shall have the same meaning when used in this compliance certificate.

We enclose with this certificate a copy of the [audited]/[unaudited] consolidated accounts for the Group for the [financial year] [6-month period] ended [•]. The accounts (i) have been prepared in accordance with all applicable laws and GAAP all consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.

We also enclose copies of the valuations of all the Fleet Vessels which were used for the purpose of calculating the Market Value Adjusted Equity Ratio as at [•].

The Borrower represents that no Event of Default or Potential Event of Default has occurred as at the date of this certificate [except for the following matter or event [set out all material details of matter or event]]. In addition as of [•], the Borrower confirms compliance with the financial covenants set out in Clause 12.5 of the Loan Agreement for the 3 months ending as of the date to which the enclosed accounts are prepared.

We now certify that, as at [•]:

(a)	the Market Value Adjusted Equity Ratio is [•] per cent.; and

(b)	the Liquid Funds are $[•],

as shown in the attached calculation sheets.

This certificate shall be governed by, and construed in accordance with, English law.

________________________
[•]
Chief Financial Officer of
STAR BULK CARRIERS CORP.

EXECUTION PAGE

BORROWER

SIGNED by George Syllantavos	)	/s/ George Syllantavos
for and on behalf of	)
STAR BULK CARRIERS CORP.	)

LENDERS

SIGNED by Maria-Chrysoula Karpida	)	/s/ Maria-Chrysoula Karpida
for and on behalf of	)
COMMERZBANK AG	)

AGENT

SIGNED by Maria-Chrysoula Karpida	)	/s/ Maria-Chrysoula Karpida
for and on behalf of	)
COMMERZBANK AG	)

SECURITY TRUSTEE

SIGNED by Maria-Chrysoula Karpida	)	/s/ Maria-Chrysoula Karpida
for and on behalf of	)
COMMERZBANK AG	)

SWAP BANK

SIGNED by Maria-Chrysoula Karpida	)	/s/ Maria-Chrysoula Karpida
for and on behalf of	)
COMMERZBANK AG	)

Witness to all the Above signature		) )
Name:	Chrisoforos Bismpikos		/s/ Chrisoforos Bismpikos
Solicitor
Address	Watson Farley & Williams
89 Akti Misouli
Piraeus 185 38
Greece

SK 99999 0010 1183732